(A free translation of the original in Portuguese)

Exhibit 4

Transaction Services

Judicial Reorganization - Oi

Monthly Activity Report (MAR)
January 2017

March 15, 2017



pwc

José Braga
Partner
T: +55 (11) 3674 3405
jose.braga@pwc.com

WALD

Arnoldo Wald Filho
Partner
awf@wald.com.br

Alberto Camiña Moreira
Partner
albertoc@wald.com.br

Tel.: +55 (11) 3074-6000

State of Rio de Janeiro - Judiciary
Court of Justice – Judicial District of the Capital
Office of the 7th Business Law Court
Av. Erasmo Braga, 115 Lna Central 706 – CEP: 20020-903 - Centro - Rio de Janeiro - RJ

March 15, 2017

To the Hon. Judge Fernando Cesar Ferreira Vianna,

In compliance with the decision on pages 91.223-91.224, PricewaterhouseCoopers Assessoria Empresarial Ltda. ("PwC") and Escritório de Advocacia Arnoldo Wald ("Wald") (hereinafter referred to collectively as "JA"), administrators appointed in the Judicial Reorganization process of Oi S.A. - em Recuperação Judicial ("Oi S.A."), Telemar Norte Leste S.A. - em Recuperação Judicial ('Telemar Norte Leste"), Oi Móvel S.A. - em Recuperação Judicial ("Oi Móvel"), Copart 4 Participações S.A. - em Recuperação Judicial ("Copart 4"), Copart 5 Participações S.A. - em Recuperação Judicial ("Copart 5"), Portugal Telecom International Finance B.V - under Judicial Reorganization ("PTIF"), and Oi Brasil Holdings Coöperatief U.A. - under Judicial Reorganization ("Oi Coop"), respectfully appear before Your Honor to present their Monthly Activity Report (MAR) for January 2017.

It includes certain accounting and financial information referring to January 2017 of the companies Oi S.A., Telemar Norte Leste S.A., Oi Móvel S.A., COPART 4 Participações S.A., COPART 5 Participações S.A., Portugal Telecom International Finance B.V. and Oi Brasil Holdings Coöperatief U.A. (hereinafter referred to as the "Parties under Reorganization").

This report should be read together with our preliminary activity report, and the other monthly activity reports issued and filed in prior months.

The information presented below is mainly based on data and evidence presented by the Parties under Reorganization.

José Braga
Partner
T: +55 (11) 3674 3405
jose.braga@pwc.com

Arnoldo Wald Filho
Partner
awf@wald.com.br

Alberto Camiña Moreira
Partner
albertoc@wald.com.br

Tel.: +55 (11) 3074-6000

The individual financial statements of all Parties under Reorganization and the consolidated financial statements of the Oi Group (including, but not limited to, the Parties under Reorganization) are audited annually by independent auditors. The auditors apply limited review procedures to file the Oi Group's Consolidated Quarterly Financial Information ("TTR") with the CVM. With respect to the individual financial information of each of the Parties under Reorganization, prepared for monthly periods other than those included in the ITRs submitted to CVM, it is not submitted to an independent audit review, either by the auditors engaged by the Oi Group or the Administrators.

In accordance with CVM regulatory standards, especially Articles 25 to 28 of CVM Instruction 480/09, and subsequent amendments, Listed Companies have up to three months after the closing of their fiscal years to submit to CVM their financial information related to those years. The fiscal year of the Oi Group and, therefore, of the Parties under Reorganization, ends at December 31 of each year, accordingly, the financial information must be submitted to the CVM up to March 31.

In this context, on February 9, 2017, the Administrators filed a motion with the Court to show their concern with the possible early disclosure of financial information that could be inconsistent, since the audit process for the year ended December 31, 2016 has not been completed yet, and informing that, until this audit process is completed, and the audited financial information of the Oi Group is submitted to CVM, the monthly reports would not present the following financial information, whether individual or consolidated, of the Parties under Reorganization:

- Consolidated balance sheets of the Parties under Reorganization, and respective comments; and
- Consolidated statements of monthly operations of the Parties under Reorganization, and respective comments.

The motion in question was granted by the Court on 2/17/2017. With regard to the other information, including the analysis and comments on the consolidated monthly managerial cash flow of the Parties under Reorganization, as well as a summary of the JA's activities, among others, they continue to be presented in this report, as usual. As from the date on which the consolidated audited financial information of the Oi Group is made available to the CVM, we will resume the analysis of and comments, on a joint basis, on the consolidated information of the Parties under Reorganization for December 31, 2016, as well as January and February 2017, which will occur in the MAR to be submitted up to the 16th business day of April 2017.

José Braga
Partner
T: +55 (11) 3674 3405
jose.braga@pwc.com

Arnoldo Wald Filho
Partner
awf@wald.com.br

Alberto Camiña Moreira
Partner
albertoc@wald.com.br

Tel.: +55 (11) 3074-6000

Our work as Administrators is aimed at providing this Court with knowledge on the relevant transactions carried out by the Parties under Reorganization, through our process of analysis and discussions with the Management of those companies. The management of the Parties under Reorganization is responsible for their financial information, and the independent auditor engaged by them is qualified to express an opinion on this information annually.

Therefore, the purpose of this report is to inform Your Honor of the most up-to-date financial status of the Parties under Reorganization, based on information of such nature that was made available to us, and of the progress of the Judicial Reorganization process. The monthly reports may also contain, in addition to the necessary updating, other material information to support the ongoing process. The Administrators inform that the Parties under Reorganization have provided the information in this Report up to February 10, 2017.

We appreciate the opportunity to advise Your Honor in this process. If Your Honor requires further clarification regarding the information included in this report or other additional information, we will be pleased to extend our work as Your Honor may consider necessary.

Yours truly,

PricewaterhouseCoopers Assessoria Empresarial Ltda.

Escritório de Advocacia Arnoldo Wald

Judicial Administrators

Contents

Transmittal Letter		**2**
Executive Summary		**6**
Executive Report		**11**
1	Introduction	12
2	Financial Information	13
2.1	Parties under Reorganization Consolidated – Managerial Cash Flow Statement (unaudited)	14
3	List of Creditors	19
4	Summary of the Administrators' Activities	22
Attachments		**27**
1	Qualifications and emphasis of matter paragraphs in the DFs and ITRs	28
2	Brief description of the Parties under Reorganization	30
3	Corporate Organization Chart of the Parties under Reorganization	31
4	Oi Group's Auxiliary Organization Charts	32
Glossary		**35**

Executive Summary

Summary of the main topics addressed in this report

Managerial cash flow – main events of the month

BRL million	12/31/16	Variation	1/31/2017
Opening balance - financial cash flow	**6,973**	**378**	**7,294**
Amounts received	2,742	(73)	2,669
Payments	(2,165)	(396)	(2,561)
Investments	(243)	(18)	(261)
Net operating generation	**334**	**(487)**	**(153)**
Intragroup transactions	(76)	28	(48)
Financial transactions	63	2	65
Dividends and interest on capital	-	(63)	(63)
Closing balance - financial cash flow	**7,294**	**(199)**	**7,095**

Source: Managerial information provided by Management

- In January 2017, according to a normal business seasonality standard, the generation of cash from operations resulted in a negative amount of BRL 153 million. Accordingly, the final balance of financial cash flow did not present a significant variation (2.73% lower than the initial cash in January). The most significant variations in the month were:
  i. increase in disbursements for the payment of associated service providers (Serede, BrT Call Center, Conecta and IG); and
  ii. decrease in amounts received from clients due to seasonality, which is explained by Management as a characteristic of the sector in this period of the year.
- For more details, see the section of the analysis of the Managerial Cash Flow Statement.

@Main events in the period - January 2017 and events subsequent to the month under analysis

- The most significant corporate events informed by Management are the following:
  i. On January 6, 2017, Oi S.A. became aware of the decision of the Board of the National Agency for Telecommunications (ANATEL) regarding the authorization request for the new members of the Board of Directors to take office. ANATEL issued decisions, among others, with regard to the following matters:
     a) Provide authorization before the new members of Oi's Board of Directors below take office: Demian Fiocca, Hélio Calixto da Costa, Blener Braga Cardoso Mayhew, Luís Manuel da Costa de Sousa de Macedo, Nelson Sequeiros Rodriguez Tanure and José Manuel Melo da Silva; and
     b) Deny authorization before the new members of Oi's Board of Directors below take office: Pedro Grossi Junior and Nelson de Queiroz Sequeiros Tanure.

Summary of the main topics addressed in this report

@Main events in the period - January 2017 and events subsequent to the month under analysis (continued)

c) ANATEL also established certain obligations to Oi and determined that Oi and its management should provide certain information. (Subsequent event)

- Discussions between the parties are in progress with regard to fines, review of the regulation and regulatory assets. Up to date, these matters remain undefined, and no impacts arising from these discussions on the financial information were identified.

ii. On January 12, 2017, the District Court of Amsterdam held a hearing to analyze the request for conversion of the procedures for suspension of payments into bankruptcy procedures under the Dutch law. It ruled that a decision would be issued on January 26, 2017, date on which the aforementioned Court informed the postponement of its decision in relation to the hearings referring to this matter for Oi Brasil Holdings Coöperatief UA - under Judicial Reorganization ("Oi Coop") and Portugal Telecom International Finance B.V. - under Judicial Reorganization ("PTIF"). On February 2, 2017, the Court denied the requests for the conversion into bankruptcy procedures of the procedures for suspension of payments related to both of Oi's financing vehicles in the Netherlands, under the Dutch Law. On February 10, 2017, the Administrators appointed to supervise the procedures regarding the suspension of payments informed that they will not file an appeal against the decisions of the Court. Oi was also informed that the creditors of Oi Coop and PTIF filed appeals against the aforementioned decisions. On February 20, 2017, the Appellate Court of Amsterdam determined that, on 3/29/2017, hearings would be held regarding the appeals filed by the creditors against the decisions issued on 2/2/2017 by the District Court of Amsterdam, through which the requests for conversion of the aforementioned procedures for suspension of payments into bankruptcy procedures were denied.

Summary of the main topics addressed in this report

@Main events in the period - January 2017 and events subsequent to the month under analysis (continued)

iii. On January 31, 2017, after the compliance with all the contractual conditions, the transactions established in the Settlement and Share Exchange Agreement (SSEA), signed on June 16, 2016, were completed, on this date, by its wholly-owned subsidiaries PT Participações, SGPS, S.A. and Africatel GmbH & Co. KG ("Africatel KG"), by its subsidiary Africatel Holdings B.V. ("Africatel BV"), in which the Company has a 75% interest, by Samba Luxco S.à r. l. ("Samba" or "Helios"), which holds the remaining 25% interest of Africatel BV, and by Pharol, SGPS, S.A. ("Pharol" and, together with Africatel KG and Africatel BV, the "Respondents"), with the main goal of terminating the arbitration proceeding started by Samba against the Respondents at the end of 2014. Accordingly, Samba waived certain rights of approval to which it was entitled according to the stockholders' agreement of Africatel BV, dated August 13, 2007, and its amendments ("Stockholders' agreement of Africatel BV"), and also transferred to Africatel BV 11,000 shares of the capital of Africatel BV, decreasing Samba's interest in Africatel BV from 25% to 14%. In compensation, Africatel BV transferred to Samba its interest of approximately 34% in the capital of the Namibian telecommunications operator Mobile Telecommunications Limited. The parties also agreed on an addendum to the Stockholders' agreement of Africatel BV. With the completion of such transactions, Samba discharges Africatel KG, Africatel BV, Pharol and their associates from all the complaints filed in the arbitration process, on an irrevocable and unconditional basis. Samba and the Respondents will request to the arbitration tribunal, assembled according to the rules of the International Chamber of Commerce, to make an Award by Consent, aiming to record the terms of the agreement established in the SSEA, according to which the arbitration should be terminated, and Oi's subsidiaries should receive a settlement in relation to all the past and present claims of Samba referring to alleged violations of the Stockholders' agreement of Africatel BV that arose in the arbitration process.

Summary of the main topics addressed in this report

@Main events in the period - January 2017 and events subsequent to the month under analysis (continued)

iv. On March 6, 2017, management became aware of the decision issued on 3/2/2017 by the Commerce Court of Lisbon - Judge 3 of the Court of the Judicial District of Lisbon, through which the decision, related to Oi S.A. and Telemar Norte Leste, that approved the processing of the request for judicial reorganization filed in Brazil, under the terms of Law 11,101/05, and the Brazilian Corporation Law, issued by the 7th Business Court of the Judicial District of the Capital of the State of Rio de Janeiro, on 6/29/2016, was recognized.

v. On March 7, 2017, the Chairman of the Board of Directors of Oi S.A. received the letter of resignation as member of Oi's Board of Directors of Mr. Rafael Luis Mora Funes. Due to his resignation, Mr. João do Passo Vicente Ribeiro, formerly the alternate member of Mr. Rafael Funes, will assume the position of board member.

Executive Report

Executive Report		**11**
1	Introduction	12
2	Financial Information	13
2.1	Parties under Reorganization Consolidated – Managerial Cash Flow Statement (unaudited)	14
3	List of Creditors	19
4	Summary of the Administrators' Activities	22

Introduction

- The Oi Group decided to apply for Judicial Reorganization on June 20, 2016, based on the Judicial Reorganization and Bankruptcy Act, which was approved on June 29, by the 7th Business Law Court of the Judicial District of Rio de Janeiro, State of Rio de Janeiro (Proceeding 0203711- 65.2016.8.19.0001). The Judicial Reorganization involves the following companies:
  i. **Oi S.A. - em Recuperação Judicial ("Oi S.A.");**
  ii. **Telemar Norte Leste S.A. - em Recuperação Judicial ("Telemar Norte Leste");**
  iii. **Oi Móvel S.A. - em Recuperação Judicial ("Oi Móvel");**
  iv. **Copart 4 Participações S.A. - em Recuperação Judicial ("Copart4");**
  v. **Copart 5 Participações S.A. - em Recuperação Judicial ("Copart5");**
  vi. **Portugal Telecom International Finance B.V. - under Judicial Reorganization ("PTIF"); and**
  vii. **Oi Brasil Holdings Coöperatief U.A. - under Judicial Reorganization ("Oi Coop")**
- In order to facilitate the reading of this report, the complete corporate structure of the Oi Group and a brief description of each Party under Reorganization are presented in Attachments II and III to this report.
- As previously presented in the Accompanying Letter, to this Report the balance sheet and the consolidated statement of operations of the Parties under Reorganization will not be presented. Accordingly, the objective of this Report is to present the evolution of the consolidated managerial cash flow of the Parties under Reorganization in January 2017, in comparison with the previous month, based on the consolidated managerial financial information of the Parties under Reorganization that was provided to us by their Management.

Financial Information

Parties under Reorganization Consolidated – Managerial Cash Flow Statement - January 1 to 31, 2017

Amounts received	Dec 16	Jan 17	?
Clients	2,128	1,874	-12%
Dealers	465	512	10%
Network services/others	149	283	90%
Total	**2,742**	**2,669**	**-3%**

Materials/services	Dec 16	Jan 17	Δ
Plant maintenance	(141)	(116)	-18%
Rentals	(229)	(205)	-10%
Data processing/printing	(94)	(137)	46%
Call Center service/collection	(122)	(154)	26%
Concessionaires	(96)	(112)	17%
Consultancies/audits/fees	(37)	(68)	84%
Other services/payments	(455)	(848)	86%
Total	**(1,174)**	**(1,640)**	**40%**

Other payments	Dec 16	Jan 17	Δ
Network services	(103)	(89)	-14%
Judicial deposits	11	12	9%
Contingencies	(31)	(3)	-90%
Total	**(123)**	**(80)**	**-35%**

Investments	Dec 16	Jan 17	Δ
Telemar	(143)	(122)	-15%
Brt Fixa	(47)	(53)	13%
Oi Móvel	(53)	(86)	62%
Total	**(243)**	**(261)**	**7%**


12,000
10,000
8,000
6,000
4,000
2,000
-
BRL million
7,294
2,669
(167.0)
(1,640)
(674.0)
(80.0)
(261.0)
(48.0)
65.0
(63.0)
7,095
Negative operating cash generation = BRL (153) million
Opening balance - financial cash flow (Dec/16)
Amounts received
Personnel
Materials/services
Taxes
Other payments
Investments
Intragroup transactions
Financial transactions
Dividends and interest on capital
Closing balance - financial cash flow (Jan/17)

Source: Managerial statements prepared and made available by the Company.

- In January 2017, generation of net cash from operations totaled a negative amount of BRL 153 million, which is equivalent to 2.1% of the initial cash on January 1. Management informed us that this variation is due to the normal business seasonality. The decrease in cash generation was mainly due to the increase in disbursements for the payment of associated service providers (see 'Other Services/Payments'). We also highlight the Clients account, which decreased by 12% (BRL 254 million) in the month. We present below more details about the variations that occurred in the period.

Parties under Reorganization Consolidated – Managerial Cash Flow Statement - January 1 to 31, 2017

Managerial cash flow statement

BRL million	12/31/16	Variation	1/31/17
Opening balance - financial cash flow	**6,973**	**321**	**7,294**
Clients	2,128	(254)	1,874
Network services	98	(14)	84
Dealers	465	47	512
Others	51	148	199
! **Amounts received**	**2,742**	**(73)**	**2,669**
Personnel	(221)	54	(167)
Materials/services	(1,174)	(466)	(1,640)
Network services	(103)	14	(89)
Taxes	(647)	(27)	(674)
Judicial deposits	11	1	12
Contingencies	(31)	28	(3)
@ **Payments**	**(2,165)**	**(396)**	**(2,561)**
Telemar	(143)	21	(122)
Brt Fixa	(47)	(6)	(53)
Oi Móvel	(53)	(33)	(86)
# **Investments**	**(243)**	**(18)**	**(261)**
Net operating generation	**334**	**(487)**	**(153)**
$ **Intragroup transactions**	**(76)**	**28**	**(48)**
Financial transactions	**63**	**2**	**65**
% **Dividends and interest on capital**	**-**	**(63)**	**(63)**
Closing balance - financial cash flow	**7,294**	**(199)**	**7,095**

Source: Managerial information provided by Management

- *The adjacent table shows the consolidated managerial cash flow statement provided by Management.*
- *We will address below the main variations that occurred in the period, presenting the respective clarifications provided by Management.*

Additional clarifications

- **Amounts received:** the decrease of BRL 73 million observed between December and January was justified mainly by the following factors:
  - as previously mentioned, Management informed that, in January, due to the priority established by a portion of the **clients** to make other expenditures that are characteristics of this month (Municipal Real Estate Tax (IPTU), Tax on Automotive Vehicles (IPVA), school enrollment, among others), the amounts received form the clients decrease. Accordingly, after the decrease of BRL 254 million in amounts received from clients (12%) observed in this month, Management expects that the cash flow will start to recover in March. In addition to this factor, the comparison with December emphasizes the impact of the variation, since that was a month with a especially good performance, due to the collection efforts in the postpaid service line; and
  - the variation observed in **other receipts** of BRL 148 million is mainly due to the financial flows generated by the commercial transactions (provision of services) recurrent between the Parties under Reorganization (considering that the managerial cash flow is combined, therefore, these reciprocal transactions are not eliminated from the statement) in the amount of BRL 169 million in the month (BRL 28 million in the previous month).

Parties under Reorganization Consolidated – Managerial Cash Flow Statement - January 1 to 31, 2017

Managerial cash flow statement

BRL million	12/31/16	Variation	1/31/17
Opening balance - financial cash flow	**6,973**	**321**	**7,294**
Clients	2,128	(254)	1,874
Network services	98	(14)	84
Dealers	465	47	512
Others	51	148	199
! **Amounts received**	**2,742**	**(73)**	**2,669**
Personnel	(221)	54	(167)
Materials/services	(1,174)	(466)	(1,640) @
Network services	(103)	14	(89)
Taxes	(647)	(27)	(674)
Judicial deposits	11	1	12
Contingencies	(31)	28	(3)
@ **Payments**	**(2,165)**	**(396)**	**(2,561)**
Telemar	(143)	21	(122)
Brt Fixa	(47)	(6)	(53)
Oi Móvel	(53)	(33)	(86)
# **Investments**	**(243)**	**(18)**	**(261)**
Net operating generation	**334**	**(487)**	**(153)**
$ **Intragroup transactions**	**(76)**	**28**	**(48)**
Financial transactions	**63**	**2**	**65**
% **Dividends and interest on capital**	**-**	**(63)**	**(63)**
Closing balance - financial cash flow	**7,294**	**(199)**	**7,095**

Source: Managerial information provided by Management

Additional clarifications (continued)

the variation observed in **other receipts** is also due to the financial flows generated by the commercial transactions (provision of services) recurrent between the Parties under Reorganization and other companies of the Oi Group (BRL 23 million in January against BRL 30 million in December), such as companies engaged in internet services, network maintenance, customer service, etc. We noted that these financial flows vary according to the terms of each transaction; the amounts vary every month in accordance with these maturities.

@ **Payments:** the substantial increase in the line item of payments in the period was based on the **Materials/Services** account, detailed below:

R$ milhões	12/31/16	Variation	1/31/17
Plant maintenance	(141)	25	(116)
Rents	(229)	24	(205)
Data processing/graficas	(94)	(43)	(137)
Call Center Collection	(122)	(32)	(154)
Concessionaries	(96)	(16)	(112)
Consultants / Audits / Fees	(37)	(31)	(68)
Other services /Payments	(455)	(393)	(848)
Materiais /Serviços	(1.174)	(466)	(1.640)

Source: Managerial information provided by management

- As described in **Other receipts**, in **Other Services/Payments** it is possible to note the variation in amounts paid in January in comparison with December in relation to the financial flows, reflecting the commercial transactions (provision of services) recurrent between the Parties under Reorganization and other companies of the Oi Group.

Parties under Reorganization Consolidated – Managerial Cash Flow Statement - January 1 to 31, 2017

Managerial cash flow statement

BRL million	12/31/16	Variation	1/31/17
Opening balance - financial cash flow	**6,973**	**321**	**7,294**
Clients	2,128	(254)	1,874
Network services	98	(14)	84
Dealers	465	47	512
Others	51	148	199
! **Amounts received**	**2,742**	**(73)**	**2,669**
Personnel	(221)	54	(167)
Materials/services	(1,174)	(466)	(1,640)
Network services	(103)	14	(89)
Taxes	(647)	(27)	(674)
Judicial deposits	11	1	12
Contingencies	(31)	28	(3)
@ **Payments**	**(2,165)**	**(396)**	**(2,561)**
Telemar	(143)	21	(122)
Brt Fixa	(47)	(6)	(53)
Oi Móvel	(53)	(33)	(86)
# **Investments**	**(243)**	**(18)**	**(261)**
Net operating generation	**334**	**(487)**	**(153)**
$ **Intragroup transactions**	**(76)**	**28**	**(48)**
Financial transactions	**63**	**2**	**65**
% **Dividends and interest on capital**	**-**	**(63)**	**(63)**
Closing balance - financial cash flow	**7,294**	**(199)**	**7,095**

Source: Managerial information provided by Management

Additional clarifications (continued)

@ **Payments (continued):**

- We noted a decrease of BRL 54 million in the **Personnel** line due to cash outflows related to the payment of the 13th month salary in December. Management informed that, in January, the Company made the payment of variable compensation based on the employees' performance (equivalent to an additional 35% in disbursements, when compared to the same account in November 2016, in which the Company did not make the payment of the 13th month salary).
- As a reflex of the period of recess of the courts, and the claims that were, therefore, not judged in this period, we noted a decrease in cash outflows related to **Contingencies** of BRL 28 million, in comparison with the same disbursements in December.

Investments: there was a decrease of BRL 18 million in these disbursements between December and January. Management informed us that the monthly investments are in accordance with the CAPEX monthly planning.

$ **Intragroup transactions:** as observed in the previous MARs, the sale of a portion of the receivables portfolio to Rio Alto, a Group company that is not included in the Judicial Reorganization, is recurrent. This transaction is similar to a discount of receivables. We were informed by Management that the disbursements verified in the account in this month (BRL 48 million) refer to the net impact of the disbursement of overdue receivables/payment of securities sold to Rio Alto, and the portfolio sales in the month.

Parties under Reorganization Consolidated – Managerial Cash Flow Statement - January 1 to 31, 2017

Managerial cash flow statement

BRL million	12/31/16	Variation	1/31/17
Opening balance - financial cash flow	**6,973**	**321**	**7,294**
Clients	2,128	(254)	1,874
Network services	98	(14)	84
Dealers	465	47	512
Others	51	148	199
! **Amounts received**	**2,742**	**(73)**	**2,669**
Personnel	(221)	54	(167)
Materials/services	(1,174)	(466)	(1,640)
Network services	(103)	14	(89)
Taxes	(647)	(27)	(674)
Judicial deposits	11	1	12
Contingencies	(31)	28	(3)
@ **Payments**	**(2,165)**	**(396)**	**(2,561)**
Telemar	(143)	21	(122)
Brt Fixa	(47)	(6)	(53)
Oi Móvel	(53)	(33)	(86)
# **Investments**	**(243)**	**(18)**	**(261)**
Net operating generation	**334**	**(487)**	**(153)**
$ **Intragroup transactions**	**(76)**	**28**	**(48)**
Financial transactions	**63**	**2**	**65**
% **Dividends and interest on capital**	**-**	**(63)**	**(63)**
Closing balance - financial cash flow	**7,294**	**(199)**	**7,095**

Source: Managerial information provided by Management

Additional clarifications (continued)

% **Dividends and interest on capital:** according to Management, no dividends were paid in January. The disbursement is related to the cash outflow for the payment of the Income Tax on interest on capital provided for by the Parties under Reorganization.

List of Creditors

List of Creditors

	Published on 6/20/2016				Published on 9/20/2016			
Creditors per area	Number of creditors	Local currency	Foreign currency	Total	Number of creditors	Local currency	Foreign currency	Total
Legal - labor claims	5,007	483	-	483	4,978	479	-	479
Lawyers' fees	191	86	0	86	186	86	0	86
Pension fund	1	534	-	534	1	534	-	534
Suppliers - CAP - Lawyers	6	1	-	1	7	1	-	1
Legal - Civil - PEX	-	-	-	-	41	4	-	4
Class 1 - Labor creditors	**5,205**	**1,104**	**0**	**1,104**	**5,213**	**1,104**	**0**	**1,104**
Finance	1	3,327	-	3,327	1	3,327	-	3,327
Class 2 - Creditors with real guarantee	**1**	**3,327**	**-**	**3,327**	**1**	**3,327**	**-**	**3,327**
Finance	19	9,403	36,691	46,094	17	3,952	36,710	40,662
Anatel - AGU and judicial level	1	7,201	-	7,201	-	-	-	-
Anatel - administrative level	1	3,891	-	3,891	1	11,092	-	11,092
Legal - Civil Proceedings - PEX	43,432	1,373	-	1,373	43,463	1,373	-	1,373
Suppliers - CAP - Suppliers	746	1,353	8	1,361	820	6,997	11	7,008
Suppliers - CAP - Intercompany	78	238	-	238	-	-	-	-
Legal - Strategic Civil Proceedings	62	152	-	152	62	152	-	152
Legal - Proceedings - JEC	12,202	106	-	106	12,251	106	-	106
Legal - Consumer Civil Proceedings	1,902	85	-	85	1,934	79	-	79
Legal - Administrative Proceedings	90	11	-	11	-	-	-	-
Lawyers' fees	37	4	-	4	37	4	-	4
PROCON/ANCINE	-	-	-	-	90	18	-	18
Suppliers HR	-	17	-	17	8	17	-	17
Legal - Labor Proceedings	-	-	-	-	-	-	-	-
Class 3 - unsecured creditors	**58,570**	**23,834**	**36,700**	**60,534**	**58,683**	**23,790**	**36,721**	**60,511**
Legal - Civil Proceedings - PEX	1,909	113	-	113	1,909	113	-	113
Suppliers - CAP - Suppliers	1,105	63	-	63	1,101	64	-	64
Legal - Strategic Civil Proceedings	18	7	-	7	18	7	-	7
Legal - Proceedings - JEC	31	0	-	0	31	0	-	0
Legal - Consumer Civil Proceedings	11	0	-	0	11	0	-	0
Class 4 - Small companies and small-sized companies	**3,074**	**184**	**-**	**184**	**3,070**	**184**	**-**	**184**
Total creditors	**66,850**	**28,449**	**36,700**	**65,149**	**66,967**	**28,405**	**36,721**	**65,127**

Source: Lists disclosed by Oi, as being those published on the corresponding dates.

*** The List of Creditors presented above has not been changed in comparison with the list informed in the MAR for the previous month. The next page shows the details on the List of Creditors published.**

List of Creditors

- Based on its internal controls and systems, the Management of the Parties under Reorganization has prepared and consolidated a list of all the obligations that, according to Management, should make up the base of creditors at the time the Judicial Reorganization was applied for (June 20, 2016). The first list was entered in the case records along with the initial petition and subsequently rectified and updated by the Management of the Parties under Reorganization, as shown in the columns to the right in the table presented above.
- The columns to the right refer to the Notice in accordance with Article 52, paragraph 1, of Law 11,101/2005, published on September 20, 2016.
- The composition alongside includes the List of Creditors classified as: Class 1 (Labor Creditors), Class 2 (Creditors with real guarantee), Class 3 (unsecured creditors) and Class 4 (Small companies and small-sized companies), as legally required.
- For more details on the Administrators' activities together with the management of the Parties under Reorganization and creditors, see Section "Summary of the Administrators' Activities" later in the report.

Summary of the Administrators' Activities

Summary of the Administrators' Activities up to date

Creditors Support

After the sorting of over 4 thousand messages received through the channel created (manifestacoes.pwc.wald@wald.com.br) for the receipt of documents pertaining to the extension of the administrative phase, the Administrators are analyzing all of them.

In parallel, the Administrators have already initiated the process of analyzing the judicial claims that were converted into administrative claims, and also the more than 1,500 untimely claims and disputes that were received directly by the Administrators.

In this context, the Administrators have been meeting, on a weekly basis, with the Company to clarify significant matters. In addition, they inform the receipt of approximately 47 thousand requests made by the debtors. Of which, 40 thousand refer to the inclusion of new Creditors and 7 thousand to adjustments.

The Administrators also held meetings with several creditors that wished to receive information on the credit included in the list filed on 1/23/2017, as well as provide clarifications regarding what was established in this administrative phase.

Likewise in the last months, the Administrators continue to be contacted by national and international creditors either by telephone (0800-717-7738, or +55 (21) 3232-1142, a number created especially for foreign creditors), or via e-mail BR_credoresoi.pwc.wald@pwc.com, to provide clarifications in relation to their claims.

As regards the judicial reorganization procedure, in the Netherlands, of the companies Oi Brasil Holdings Cooperatief UA and Portugal Telecom International Finance B.V., the Administrators have been monitoring the appeals filed by the creditors against the decisions issued by the District Court of Amsterdam on 2/2/2017, through which the requests for conversion of the procedures for suspension of payments into bankruptcy were denied.

As already mentioned in previous Reports, the Administrators continue to analyze legal issues of different complexities and various branches of law, including international law, in view of the many questions presented to them.

Next, the Administrators have listed the statements presented in the electronic court records after the last Monthly Activity Report, indicating the relevant pages.

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS

Pages 157.510/157.562	Monthly report of the activities performed by the Parties under Reorganization.	2/15/2017
Pages 186.202/186.206	Statement on: (i) the motions of the Administrators appointed by the Dutch Court (Mr. Jasper Berkenbosch and Mr. Jean Leon Marcel Groenewegen), and creditor Capricorn Capital Ltd., in which they challenge the statement of the Parties under Reorganization regarding the divergence between Oi Brasil Holdings Cöoperatief U.A. and Portugal Telecom International Finance B.V. and the aforementioned Administrators; (ii) the request of the Parties under Reorganization regarding the filing of an act that, stated in writing, "*ensures that the period of suspension referred to in Article 6, of Law 11,101/2005, will end on 5/16/2017*".	3/8/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS

Pages 186.202/186.206	Statement on: (iii) the certificate in which the notary office informs that it failed to give notice to the mediator Mr. Emmanoel Campelo, appointed, in conjunction with Mrs. Juliana Loss Andrade and Mr. Rubens Tilkian, to conduct the mediation between the Parties under Reorganization and the National Agency for Telecommunications (ANATEL); (iv) the official letter of the São Paulo Futures, Commodities and Securities Exchange (BM&FBOVESPA S.A.), in which it informs to be unable to comply with the ruling to safeguard the ADRs owned by the Party under Reorganization PTIF, and the common and preferred shares issued by OI, which are pledged as collateral;	3/8/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS

Pages 186.202/186.206	Statement on: (v) the opinion of the Public Attorney's Office demanding the notification of the Administrators to issue an statement on (a) the authorization to sell the asset included in the ownership interest in Timor Telecom; (b) acquisition of Conecta; and (c) request related to the suspension of the obligations assumed in the service agreement with Globenet Cabos Submarinos S.A.; and (vi) the motions for clarification filed by the Parties under Reorganization against the decision that established the credit reserve in the amount of BRL 636,522.71, arising from tax foreclosure 0108460-58.2013.4.02.5101, filed by ANATEL, in relation to the claim made by the 3rd Federal Court of Tax Foreclosures of the Judicial District of Rio de Janeiro.	3/8/2017

*** In addition to the cases presented, the Administrators, in response to the official letters and requests directly addressed to the Administrators by the different Courts in the Country, presented its statements in the proceedings filed against the Parties under Reorganization.**

Attachments

Attachments		**27**
1	Qualifications and emphasis of matter paragraphs in the DFs and ITRs	28
2	Brief description of the Parties under Reorganization	30
3	Corporate Organization Chart of the Parties under Reorganization	31
4	Oi Group's Auxiliary Organization Charts	32

Qualifications and emphasis of matter paragraphs in the Financial Statements as of December 31, 2015 and Quarterly Information published as of September 30, 2016

As of **December 31, 2015**, the external audit opinion (KPMG Auditores Independentes) on the Audit of the Oi Group included a **qualification** with respect to the form of recognition of the surplus value and subsequent impairment in the merger of **Telemar Participações S.A. ("Telemar")**, on September 1, 2015.

Based on the aforementioned report, we verified that Telemar's assets included the surplus value originated from the acquisition of Brasil Telecom Participações S.A. ("BrT", currently Oi S.A.), which, as permitted by the Brazilian Securities Commission (CVM), was reversed from the Company's books and restored at Telemar's consolidated level, until the complete repayment thereof in 2025. Although there is no specific accounting standard on the merger of entities sharing a common control either in the IFRS or the Brazilian accounting principles, the interpretation suggests that, upon a merger, the maintenance or reversal of the surplus value would be an accounting practice option to be made by the Company. However, the understanding in CVM's Official Letter is for its maintenance in the consolidated financial statements of the stockholder Telemar.

Based on the opinion, the Company, upon the merger, did not include the surplus value in the net assets. Therefore, on December 31, 2015, non-current assets and stockholders' equity balances are understated by BRL 1,233,299 thousand, which refers to the net surplus value balance amounting to BRL 9,079,988 thousand less an impairment loss of BRL 7,211,353 thousand and tax effects of BRL 635,336 thousand.

The loss for the year ended on that date is understated by BRL 4,993,072 thousand, which refers to non-reported amortization of the surplus value of BRL 233,579 thousand and impairment loss of BRL 4,759,493 thousand, both net of tax effects.

In turn, in the **ITR dated September 30, 2016**, the auditors updated the amounts referring to that same qualification, as follows: non-current assets and stockholders' equity balances are reported understated by BRL 5,492,263 thousand (BRL 5,992,793 thousand at December 31, 2015), which is the net balance of the surplus value amounting to BRL 8,321,611 thousand (BRL 9,079,988 thousand at January 31, 2015), net of tax effects of BRL 2,829,348 thousand (BRL 3,087,196 thousand at December 31, 2015). In addition, the loss for the quarter and nine-month period ended on that date is reported understated by BRL 163,562 thousand and BRL 500,529 thousand, respectively, which refer to the unrecorded surplus value amortization, net of tax effects.

According to the ITRs, the Management of Oi S.A. presented a technical inquiry to CVM on the accounting policy adopted, which is still being analyzed by the regulatory authority.

Qualifications and emphasis of matter paragraphs in the Financial Statements as of January 31, 2015 and Quarterly Information published as of September 30, 2016

The auditor's report for September 30, 2016 includes also an **emphasis of matter paragraph** related to the **risk that the Company will not continue as a going concern**. "As mentioned in Note 1 to the interim accounting information, considering the Company's financial standing, the resulting losses and working capital deficiency, on June 20, 2016, Oi S.A. - Em Recuperação Judicial and its direct and indirect subsidiaries, Oi Móvel S.A. – em Recuperação Judicial, Telemar Norte Leste S.A. – em Recuperação Judicial, Copart 4 Participações S.A. – em Recuperação Judicial, Copart 5 Participações S.A. – em Recuperação Judicial, Oi Brasil Holdings Coöperatief U.A. – under Judicial Reorganization and Portugal Telecom International Finance BV – under Judicial Reorganization, filed a request for judicial reorganization before the 7th Business Court of the Judicial District of the Capital of the State of Rio de Janeiro, which was approved on June 29, 2016, pursuant to Law 11,101/05. On September 5, 2016, the Company's Board of Directors approved the Judicial Reorganization Plan ("Plan") prepared by the Company's Management containing a detailed breakdown of the means of Reorganization to be employed, the statement of its economic feasibility and the economic, financial and valuation report of the properties and assets of the Company issued by a specialized company.

The General Meeting of Creditors ("GMC"), under the terms of the Law, will vote on the Plan within a term not exceeding 150 (one hundred and fifty) days as from the approval of the processing of the Judicial Reorganization. Currently, there are a number of ongoing discussions and questionings about the Plan, as well as the dependence on future events mentioned above, which may or may not materialize, such as the approval of the Plan by the GMC. At September 30, 2016, the Company's assets and liabilities were measured and presented considering the normal business continuity. Given the circumstances described above and the current stage of the Judicial Reorganization process, even considering compliance with the corresponding legal requirements, there are still significant uncertainties regarding the approval of the Plan in the scope of the Judicial Reorganization process, and, therefore, it is not possible to determine, at this time, what will be the outcome of that matter, its impact on the individual and consolidated accounting information, and whether the entity will be able to realize its assets and settle its liabilities in the ordinary course of business.

Because of the significance of the matters described in the basis for disclaimer of opinion paragraph, the auditor was unable to obtain appropriate and sufficient evidence to substantiate our conclusion on the individual and consolidated accounting information included in the aforementioned quarterly information. Consequently, we do not express a conclusion on these interim accounting information."

We recommend the reading of the publication available at the website of the Oi Group at http://ri.oi.com.br

Brief description of the Parties under Reorganization


Oi S.A.
Main landline telephone service provider in Region II and domestic and international long-distance service provider. It also has interests in other companies of the Group, being Oi Group's main holding company.
Oi S.A.
Oi Móvel
Mobile cellphone service provider in Regions I, II, and III and DTH TV services.
Oi Móvel S.A.
Telemar Norte Leste S.A.
Telemar Norte Leste
Main landline telephone service provider in Region I and domestic and international long-distance call service provider.
Parties under Reorganization of the Oi Group
PTIF
Non-operating entity. Vehicle for financing/fund raising in the global market.
Portugal Telecom International Finance B.V.
Copart 4 and Copart Participações S.A.
Copart 4 and 5
Two legal entities used for the management and administration of real estate and main properties leased to the Oi Group.
Oi Brasil Holdings Coöperatief U.A.
Oi Coop
Non-operating entity. Vehicle for financing/fund raising in the global market.

* Chart previously presented with the Preliminary Activity Report dated July 26, 2016. Information presented again to facilitate the understanding of the structure of the Parties under Reorganization.

Organization chart - Parties under Reorganization


Oi S.A. (Holding)
100%
Telemar Norte Leste S.A. (STFC concession)
100%
Portugal Telecom Intern. Finance BV (financing vehicle)
100%
Oi Brasil Holdings Cooperatief U.A. (financing vehicle)
100%
Copart 5 (financing vehicle)
98.875%
Oi Serviços Financeiros S.A. (currently Copart 3)
100%
CVTEL B.V
50%
Rio Alto Gestão de Créditos e Participações S.A
100%
Carrigans Finance S. a RL
100%
PT Participações SGPS S.A.
99.8%
Bryophyta SP Participações S/A (Dommo project)
100%
Oi Móvel S.A. (SMP and SeAC authorization)
100%
Copart 4 (financing vehicle)
4 other companies (see Attachments)
12 other companies (see Attachments)
Parties under Reorganization

Source: information provided by Management.

Detailed corporate organization chart - Parties under Reorganization


Telemar Norte Leste S.A.
100%
Oi Móvel S.A.
100%
Copart 4 Participações S.A.
50%
Companhia AIX de Participações
100%
Brasil Telecom Call Center S.A.
99.99%
SEREDE - Serviços de Rede S.A.
100%
Rede Conecta Serviços de Rede S.A.
19.04%
Hispamar Satélite S.A.
99.99%
Dommo Empreendimentos Imobiliários S.A.
99.9%
Brasil Telecom Comunicação Multimídia Ltda.
99.87%
Oi Paraguay Multimedia Comunicaciones SRL.
99.99%
BrT Card Serviços Financeiros Ltda.
50%
Companhia ACT de Participações
10%
Pharol SGPS S.A.
99.99%
Oi Internet S.A.
12 other companies (see following pages)

Parties under Reorganization

Source: information provided by Management.

Detailed corporate organization chart - Parties under Reorganization


Oi Móvel S.A.
99.99%
Paggo Empreendimentos S.A. (Holding)
99.99%
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.
50%
Paggo Soluções e Meios de Pagamentos S.A.
99.99%
Paggo Administradora Ltda.
Parties under Reorganization

Source: information provided by Management.

Detailed corporate organization chart - Oi Group


Oi Internet S.A.
29.90%
Gamecorp S.A.
99.99%
Pointer Networks S.A.
15%
CDF – Central de Funcionamento, Tecnologia e Participações S.A.
99.99%
Vex Colômbia Ltda.
100%
Vex WiFi Canadá Ltd.
100%
VEX VENEZUELA, C.A.
100%
Pointer Peru S.A.C. (under
100%
VEX WI-FI S.A. (Uruguay)
99%
Vex Paraguay S.A.
100%
Vex USA, Inc.
40%
Limited Liability Company "Vex Ukraine"

Parties under Reorganization (Note: there are no Parties under Reorganization in this chart).

Source: information provided by Management.

Glossary

Term	Definition/meaning
Δ	Variation
1Qxx	First quarter of the relevant year (xx)
AGU	Federal Attorney General Office
ANATEL	National Agency for Telecommunications
ANCINE	National Film Agency
Bonds	Debt securities issued by the Parties under Reorganization
BRL	Brazilian Real or R$, Brazilian legal currency
CAP	Accounts payable
CAPEX	Capital Expenditures
CDB	Bank Deposit Certificate
COFINS	Social Contribution on Revenues
Copart 4/TC04	Copart 4 Participações S.A.

Glossary

Term	Definition/meaning
Copart 5/TC05	Copart 5 Participações S.A.
CP	Short-term
CVM	Brazilian Securities Commission
DF	Financial statements
DFC	Statement of cash flows
Fistel	Telecommunications Inspection Fund
GMC	General Meeting of Creditors
ICMS	Value-added Tax on Sales and Services
Intercompany	An operation or balance held between a legal entity of the Oi Group included in the Judicial Reorganization process and other entity of the Oi Group not included in this process.
Intragroup	An operation or balance held between two or more legal entities of the Oi Group included in the Judicial Reorganization process.
IOF	Tax on Financial Transactions
IPCA	Amplified Consumer Price Index

Glossary

Term	Definition/meaning
IRCS	Income Tax and Social Contribution
IRRF	Income Tax Withheld at Source
ITR	Quarterly Information
JA	Judicial Administrators
JCP	Interest on capital
JEC	Small Civil Claims Court
JR	Judicial Reorganization
LFT	Financial Treasury Bill
LP	Long-term
MAR	Monthly Activity Report
NF	Invoice
OGM	Ordinary General Meeting

Glossary

Term	Definition/meaning
Oi Coop	Oi Brasil Holdings Coöperatief U.A
PAR	Preliminary Activity Report
PCLD	Provision for impairment of trade receivables
PEX	Expansion Plan
PIS	Social Integration Program
PRJ	Judicial Reorganization Plan
PROCON	Consumer Protection Agency (PROCON)
PSR	Network Service Providers
PTAX	Exchange rate determined by the Brazilian Central Bank
PTIF	Portugal Telecom International Finance B.V
Parties under Reorganization	Refers collectively to the seven companies of the Oi Group subject to the Judicial Reorganization process
Rede Conecta	Telecommunications network implementation and maintenance service provider and Oi Group's subsidiary since mid-2016.

Glossary

Term	Definition/meaning
Region I	States of Rio de Janeiro, Minas Gerais, Espírito Santo, Bahia, Sergipe, Alagoas, Pernambuco, Paraíba, Rio Grande do Norte, Ceará, Piauí, Maranhão, Pará, Amapá, Amazonas, and Roraima.
Region II	Federal District and States of Rio Grande do Sul, Santa Catarina, Paraná, Mato Grosso do Sul, Mato Grosso, Goiás, Tocantins, Rondônia, and Acre.
Region III	State of São Paulo
Region IV	National
SUDAM	Superintendency for the Development of the Amazon
SUDENE	Superintendency for the Development of the Northeast Region
TNL/TMAR	Telemar Norte Leste S.A.
USD	U.S. dollar
Wald	Escritório de Advocacia Arnoldo Wald (law firm)

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